EXHIBIT 3.4
3347079
ENDORSED - FILED in the office of the Secretary of State of the State of California January 4, 2011

ARTICLES OF INCORPORATION

OF

mind3power Inc.

            FIRST. The name of the corporation is mind3power Inc.

            SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

            THIRD. The name of the corporation’s initial agent for service of process in the State of California is Manoj Patel,16675 Catalonia Dr., Riverside, California 92504.

            FOURTH. The corporation is authorized to issue one class of shares, designated as “Common Stock”, and the total number of shares of Common Stock authorized to be issued is 10,000.

            FIFTH. The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to indemnify its directors and officers to the fullest extent permissible under California law.

            IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on the date below.

Date: January 3, 2011

                                                                        LegalZoom.com, Inc., Incorporator

                                                                        By: /s/ EILEEN GALLO

Eileen Gallo, Assistant Secretary